EXHIBIT 10.2

www.fcg.com

March 22, 2004

Mary Franz

118 12th Street

Seal Beach, California 90740

Dear Mary,

As we have discussed, you will focus during the next five quarters on leading and establishing our FirstQuality initiative as well as continuing and transitioning your other regular duties as a member of senior management.   In addition, we have mutually agreed that your target separation date from FCG is July 1, 2005.

In recognition of this new arrangement, we have agreed to the follow compensation plan for you:

•                                          You will continue to earn a salary of $415,000 per year for the balance of your employment with FCG;

•                                          You will continue to participate in the FCG Bonus Plan according to the terms of such plan and as it pertains to the Executive Committee or similar management body;

•                                          You will receive a retention bonus of $415,000 (the “Retention Bonus”), which amount is payable to you on July 1, 2005 (except if FCG terminates your employment earlier than July 1, 2005, other than for “cause”, then such amount shall be payable earlier as described below);

•                                          You will continue to receive any SERP contribution made by FCG for employees at the Executive Vice President level through your date of termination;

•                                          Upon your termination from FCG, you will receive monthly reimbursement for any cost of COBRA to you for benefits continuation at your then-current level of benefits coverage for a period of 12 months from your separation date; and

•                                          Upon your termination from FCG, you will receive an Executive Outplacement Package with our current outplacement vendor of four months.  This outplacement package will be the equivalent of that provided for other FCG senior executives who have received such services in connection with termination of their employment from FCG.  You may begin this program at any time after January 1, 2005, unless FCG has terminated your employment earlier than such date.

If FCG were to terminate your employment other than for “cause” prior to July 1, 2005, the Retention Bonus shall be payable to you as of your termination date.  No other compensation would be due to you upon such termination, except for (i) all accrued and unpaid base salary and unused paid time off earned

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through your separation date; and (ii) the COBRA reimbursement and outplacement benefits described above.

If you voluntarily resign your employment prior to July 1, 2005, you will forfeit the Retention Bonus and you will receive no additional compensation or severance from FCG upon your separation of employment, except for all accrued and unpaid base salary and unused paid time off earned through your separation date.

If your employment is terminated for “cause” by FCG, you will forfeit the Retention Bonus and you will not be eligible for any compensation or severance from FCG upon your separation of employment, except for all accrued and unpaid base salary and unused paid time off earned through your separation date.

For purposes of this arrangement, “cause” is defined as (i) an intentional material act of fraud or dishonesty in connection with your employment with FCG; (ii) your conviction of or pleading guilty or “no contest” to any felony or any crime involving moral turpitude or dishonesty; (iii) willful and material breach of FCG’s policies or your Vice President agreement, which breach is not cured within 30 days notice of such breach provided to you by FCG; (iv) intentional and material damage to Company’s property; or (v) willful violation of any law or regulation applicable to the FCG’s business, including any federal or state securities laws. For purposes of this definition, your conduct will not be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in FCG’s best interest.

If neither you nor FCG terminates your employment from FCG prior to July 1, 2005, your employment with FCG will terminate on July 1, 2005.

The arrangement described in this letter will not modify your status as an “at will” employee, meaning that you or FCG can terminate your employment at any time for any reason or no reason.  In addition, should FCG undertake a program to tender for or exchange stock options for cash or other equity incentives, you shall be eligible to participate in any such program that occurs prior to the termination of your employment to the same extent as other senior executives at FCG.

All of amounts paid to you under this arrangement shall be less federal, state and other applicable taxes and any authorized withholdings to the extent applicable to such amounts.

On your effective date of separation, we would execute the standard form of FCG separation agreement to effect your separation terms.  Execution of the agreement is a condition to receiving the payment of your retention bonus amounts and other benefits described in this letter.

This letter may only be modified in writing by mutual agreement of you and FCG.  This letter is binding on FCG and its successors and assigns.

If you have any questions, please feel free to contact me or Jan Blue.

Sincerely,

First Consulting Group, Inc.

By:	/s/ Luther J. Nussbaum
Luther J. Nussbaum
Chairman and Chief Executive Officer

Agreed:

/s/ Mary Franz
Mary Franz

cc:           Jan Blue, Vice President